UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8931	95-1678055
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒          Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Cubic Corporation (the “Company”) is filing this Specialized Disclosure Report (Form SD), including the Conflict Minerals Report attached as Exhibit 1.01 hereto, for the calendar year ended December 31, 2018 to comply with Rule 13p-1 of the Securities Exchange Act of 1934, as amended.  This report is publicly available on the Company’s Website at http://www.cubic.com.  Information on the Company’s website is not and should not be considered part of, nor is it incorporated by reference into, this Form SD.

Item 1.02  Exhibit

The Company’s Conflict Minerals Report for calendar year 2018 is filed as Exhibit 1.01 of this report and is incorporated herein by reference.

Section 2 - Exhibits

Item 2.01  Exhibits

Exhibit Number	Description of Exhibit

1.01	Conflict Minerals Report of Cubic Corporation, as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2019	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel and Secretary